Laidlaw International Announces Pricing for Debt Tender Offer

NAPERVILLE, IL, June 20, 2005 — Laidlaw International, Inc. (NYSE:LI) (“Laidlaw”) announced today that, in connection with its offer to purchase for cash any and all of its outstanding 10.75% Senior Notes due 2011 (“Notes”) and the related consent solicitation, Laidlaw will pay $1,171.68 for each $1,000.00 principal amount of Notes purchased pursuant to the tender offer, plus accrued and unpaid interest up to, but not including the date of payment for the Notes.

The purchase price includes a consent payment of $30.00 per $1,000.00 principal amount of Notes. Holders of the Notes who have validly tendered and not withdrawn their notes pursuant to the tender offer at or prior to 5 p.m. New York City time on June 20, 2005 will receive the consent payment. The purchase price for each $1,000.00 principal amount of Notes validly tendered and accepted for purchase was determined by reference to a fixed spread of 50 basis points over the yield (as reported by Bloomberg Government Pricing Monitor on “Page PX4” at 2:00 p.m. New York City Time on June 17, 2005) of the 4.375% U.S. Treasury Note due May 15, 2007.

The consent solicitation is scheduled to expire at 5 p.m. New York City time on June 20, 2005, unless extended or earlier terminated, and the tender offer is scheduled to expire at 5 p.m. New York City time on July 1, 2005, unless extended or earlier terminated.

Laidlaw has engaged Citigroup Global Markets Inc. and UBS Securities LLC as dealer managers for the tender offer and solicitation agents for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 or (212) 723-6106 or UBS at (888) 722-9555 x 4210 or (203) 719-4210. Requests for documentation should be directed to D.F. King & Company at (800) 431-9645 or (212) 269-5550, the information agent for the tender offer and consent solicitation.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation dated June 1, 2005, as amended.

Forward-looking statements

Certain statements contained in this press release, including statements that are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include information about possible or assumed future events and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, which are set forth in the Risk Factors identified in the Offer to Purchase and reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport and public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE:LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Laidlaw International
Director, Investor Relations
(630) 848-3120